                                                                    EXHIBIT 11.1

                               USWEB CORPORATION
                       CALCULATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     HISTORICAL (1)                  PRO FORMA (2)
                          ---------------------------------------  ------------------
                             YEAR ENDED       NINE MONTHS ENDED       YEAR ENDED
                            DECEMBER 31,        SEPTEMBER 30,        DECEMBER 31,
                          ------------------  -------------------  ------------------
                            1996      1997      1997      1998       1996      1997
                          --------  --------  --------  ---------  --------  --------
Net loss................  $(13,808) $(58,336) $(39,270) $(111,532) $(57,069) $(84,939)
                          --------  --------  --------  ---------  --------  --------
Weighted average common
 shares outstanding.....     1,334     6,814     4,684     33,486     4,725     8,913
Shares deemed
 outstanding under stock
 bonus arrangements for
 employees of acquired
 companies..............        -        498       161      1,035     1,450     1,658
                          --------  --------  --------  ---------  --------  --------
Total weighted average
 common shares
 outstanding............     1,334     7,312     4,845     34,521     6,175    10,571
                          ========  ========  ========  =========  ========  ========
Basic and diluted net
 loss per share.........  $ (10.35) $  (7.98) $  (8.10) $   (3.23) $  (9.24) $  (8.04)
                          ========  ========  ========  =========  ========  ========

---------------------
(1) See computation of historical net loss per share in Note 4 to the Condensed Consolidated Financial Statements.

(2) See computation of pro forma net loss per share in Note 1 to the Condensed Consolidated Financial Statements.